Exhibit 2.01

Resource Extraction Payment Report - Oil and Natural Gas Exploration and Production

Reporting year: January 1, 2023 to December 31, 2023

Project disclosed: Oil and natural gas exploration and production (US Gulf of Mexico, offshore Louisiana, US-LA)

Reporting currency: United States Dollar (USD) (In thousands)

Resource and method of extraction: Oil and natural gas, use of well

Country	Currency	Business Segment	Payee Name	Department, Agency, etc. within Payee that received Payments	Taxes	Royalties	Fees	Production Entitlement	Bonuses	Dividends	Infrastructure Improvement Payments	Community & Social Responsibility Payments	Total Payments	Notes
United States of America (US)	USD	Upstream	Federal Government	U.S. Department of the Interior Bureau of Ocean Energy Management	$—	$—	$400	$—	$2,303	$—	$—	$—	$2,703
United States of America (US)	USD	Upstream	Federal Government	U.S. Department of the Interior Bureau of Safety and Environmental Enforcement	—	—	232	—	—	—	—	—	232
United States of America (US)	USD	Upstream	Federal Government	U.S. Department of the Interior Office of Natural Resources Revenue	—	239,990	5,201	—	1,310	—	—	—	246,501	(1)

Total					$—	$239,990	$5,833	$—	$3,613	$—	$—	$—	$249,436

(1)

Royalties include $0.7 million of interest. The Federal Oil and Gas Royalty Management Act of 1982 requires the Office of Natural Resources Revenue to charge underpayment interest, which applies to late payments and any underpayment due.

Resource Extraction Payment Report - Oil and Natural Gas Exploration and Production

Reporting year: January 1, 2023 to December 31, 2023

Project disclosed: Oil and natural gas exploration and production (Bay of Campeche, offshore Tabasco, MX-TAB)

Reporting currency: United States Dollar (USD) (In thousands)

Resource and method of extraction: Oil and natural gas, use of well

Country	Currency	Business Segment	Payee Name	Department, Agency, etc. within Payee that received Payments	Taxes	Royalties	Fees	Production Entitlement	Bonuses	Dividends	Infrastructure Improvement Payments	Community & Social Responsibility Payments	Total Payments	Notes
United Mexican States (MX)	USD	Upstream	Federal Government	Mexican Petroleum Fund for Stabilization and Development	$—	$—	$492	$—	$—	$—	$—	$—	$492	(1)

Total					$—	$—	$492	$—	$—	$—	$—	$—	$492

(1)

Conversion of payments denominated in the Mexican peso (MXN) were translated using the 2023 annual average rate (1 MXN = 0.05646 USD). All payments made to the Mexican Petroleum Fund for Stabilization and Development were denominated in the MXN.

Resource Extraction Payment Report - Oil and Natural Gas Exploration and Production Total Payments by Category
Reporting year: January 1, 2023 to December 31, 2023 Reporting currency: United States Dollar (USD) (In thousands) Resource and method of extraction: Oil and natural gas, use of well

	Taxes	Royalties	Fees	Production Entitlement	Bonuses	Dividends	Infrastructure Improvement Payments	Community & Social Responsibility Payments	Total Payments	Notes
Total	$—	$239,990	$6,325	$—	$3,613	$—	$—	$—	$249,928